US Ecology Announces Record Third Quarter 2012 Results

Q4 '12 Outlook Strong -- Full Year 2012 Guidance Increased to $1.30-$1.35 per Share

BOISE, ID -- (Marketwire - October 29, 2012) - US Ecology, Inc. (NASDAQ: ECOL)

  Record Quarterly Operating Income of $12.4 million
  Record Quarterly Adjusted EBITDA of $16.7 million

US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter ended September 30, 2012.

Net income for the third quarter of 2012 was $8.7 million, or $0.47 per diluted share. Adjusted earnings per diluted share grew 33% to $0.44 for the third quarter of 2012. This compares to $3.7 million of net income for the third quarter of 2011, or $0.20 per diluted share, and adjusted earnings per diluted share of $0.33. Operating income for the third quarter of 2012 grew to a record $12.4 million, up 30% from $9.6 million in the third quarter of 2011.

Adjusted EBITDA for the third quarter of 2012 was a record $16.7 million, up 19% from $14.1 million posted in the same quarter last year. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the third quarter of 2012 was $45.7 million, up 15% from $39.7 million in the same quarter last year. Treatment and disposal ("T&D") revenue increased 12% quarter over quarter. Transportation revenue increased 40%. US Ecology Michigan (formerly known as Dynecol, Inc.), acquired on May, 31, 2012, contributed $2.9 million of total revenue in the third quarter of 2012. Excluding US Ecology Michigan, T&D revenue growth in the third quarter of 2012 reflected a 22% increase in Base Business (recurring waste streams) revenue and a 9% decrease in Event business (discrete projects) revenue compared to the third quarter of 2011.

Total quarterly waste volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec waste facilities was 266,000 tons in the third quarter of 2012, down 7% from 287,000 tons disposed or processed in the third quarter of 2011. Average selling price ("ASP") for the third quarter of 2012 increased 21% compared to the third quarter of 2011. The improvement in ASP and decline in volume primarily reflects waste received in the prior year period from the GE Hudson River cleanup project.

For the third quarter of 2012, gross profit was $18.6 million, up 22% from $15.3 million in the third quarter of 2011. Total gross margin was 41% for the third quarter of 2012, up from 39% in the same quarter last year. T&D gross margin for the third quarter of 2012 was 48%, up from 46% in the third quarter of 2011. The year-over-year increase in T&D gross margin reflects favorable service mix.

Selling, general and administrative ("SG&A") expense for the third quarter of 2012 was $6.2 million, or 14% of revenue, compared to $5.7 million (also 14% of revenue) in the same quarter last year. This $474,000 increase in the third quarter of 2012 compared to the third quarter of 2011 primarily reflects higher business development costs, payroll related costs including variable incentive compensation and other general administrative costs associated with higher levels of business activity.

The Company's effective income tax rate for the third quarter of 2012 was 37.4%, up from 33.4% in the third quarter of 2011. The third quarter 2012 increase is primarily the result of an increase in our estimated state income tax rate and favorable adjustments in the third quarter of 2011 related to 2010 tax returns.

At September 30, 2012, cash on hand was $5.5 million. Total borrowings on our lines of credit were $49.5 million, up from $40.6 million at December 31, 2011. This increase reflects the purchase of Dynecol for $10.8 million (net of adjustments) on May 31, 2012. At September 30, 2012, $24.8 million was available for future borrowings.

"Continued Base Business growth and a favorable service mix more than made up for a quarter-over-quarter decline in Event Business," commented Vice President, Acting Chief Financial Officer and Chief Accounting Officer Eric Gerratt. "All six of our facilities performed at or above our expectations and, despite lower volumes, our continued focus on building our Base Business and targeting higher margin waste streams helped drive T&D margin to 48% in the quarter."

Year-To-Date Results

Revenue for the first nine months of 2012 was $118.7 million, up 5% from $113.4 million for the first nine months of 2011. US Ecology Michigan has contributed $4.0 million of total revenue since we acquired the business. T&D revenue grew 11% in the first nine months of 2012 compared to the same period in 2011. Transportation revenue declined by 26% over the same time period, reflecting lower revenue on the Company's clean-up project transportation and logistics services. Excluding US Ecology Michigan, growth in T&D revenue during the first nine months of 2012 reflected an 18% increase in Base Business revenue partially offset by a 6% decline in Event Business revenue.

Total volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec waste facilities in the first nine months of 2012 was 742,000 tons, up 6% from the 701,000 tons disposed or processed in the first nine months of 2011. ASP for the first nine months of 2012 also increased 6% the same period in 2011 on a more favorable service mix.

Gross profit was $48.0 million for the first nine months of 2012, up 27% from $37.8 million for the first nine months of 2011. Gross margin was 40% for the first nine months of 2012, up from 33% for the same period last year. T&D margin for the first nine months of 2012 was 46%, up from 42% for the same period last year. This higher gross profit and margin reflects a favorable service mix combined with improved operating leverage on higher waste volumes.

SG&A expenses for the first nine months of 2012 were $18.2 million, or 15% of revenue, compared to $15.9 million, or 14% of revenue, for the same period last year. This $2.3 million increase is primarily attributable to higher payroll related costs including variable incentive compensation, business development costs and other general administrative costs associated with higher levels of business activity.

Operating income for the first nine months of 2012 was $29.8 million, up 36% from $22.0 million for the first nine months of 2011.

Adjusted EBITDA for the first nine months of 2012 was $42.7 million, 24% above the $34.5 million posted in the same period last year. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

Our effective income tax rate for the first nine months of 2012 was 38.2%, up from 37.8% for the first nine months of 2011. This increase is primarily the result of an increase in our estimated state income tax rate and favorable adjustments in the third quarter of 2011 related to 2010 tax returns.

Net income was $19.5 million, or $1.07 per diluted share, for the first nine months of 2012, up 67% from $11.7 million, or $0.64 per diluted share, for the first nine months of 2011. As reconciled in Exhibit A to this release, adjusted earnings per share were $1.04 per diluted share for the first nine months of 2012, up 42% from the $0.73 per diluted share in the first nine months of 2011.

2012 Update and Outlook

"Like the second quarter, stronger third quarter results were driven by continued growth in recurring, Base Business," commented Jeff Feeler, Acting President and Chief Operating Officer. "An excellent win rate in our Event Business more than replaced earnings from the GE Hudson River project that shipped in the third quarter last year. Looking ahead, the fourth quarter looks to be strong with continued Base Business strength and a healthy pipeline of Event Business."

"On October 4th, we entered an agreement with the U.S. Environmental Protection Agency regarding our thermal recycling operations in Texas. We are pleased to clarify the applicable regulatory requirements and believe this agreement provides a clear framework for us to continue providing quality service to thermal recycling customers for years to come," concluded Feeler.

With record third quarter results and a favorable outlook for the fourth quarter of 2012, management is revising its 2012 earnings guidance upward. Adjusted EBITDA is now expected to range between $55 and $57 million, up from $48 to $52 million, and earnings per share is expected to range from $1.30 to $1.35 per diluted share, up from the previous guidance of $1.05 to $1.15 per share. These record adjusted EBITDA and earnings per share projections exclude any foreign currency gains or losses.

"2012 is shaping up to be a year of record financial performance for the Company on many fronts. While we are still early in our planning and budgeting cycle for 2013, initial views give us confidence that we will post solid growth in 2013 as well," added Feeler.

Dividend

On October 1, 2012, the Company declared a quarterly dividend of $0.18 per common share to stockholders of record on October 12, 2012. The dividend was paid using cash on hand on October 19, 2012 in an aggregate amount of $3.3 million.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, October 30, 2012 at 9 a.m. Eastern Daylight Time (7:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing 866-700-6293 or 617-213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 6, 2012 by calling 888-286-8010 or 617-801-6888 and using the passcode 10640740. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2012 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2011 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                               Three Months Ended       Nine Months Ended
                                  September 30,           September 30,
                             ----------------------  ----------------------
                                2012        2011        2012        2011
                             ----------  ----------  ----------  ----------

Revenue                      $   45,739  $   39,670  $  118,732  $  113,350
Direct operating costs           19,893      18,810      56,164      54,825
Transportation costs              7,257       5,571      14,577      20,689
                             ----------  ----------  ----------  ----------

Gross profit                     18,589      15,289      47,991      37,836

Selling, general and
 administrative expenses          6,196       5,722      18,167      15,874
                             ----------  ----------  ----------  ----------
Operating income                 12,393       9,567      29,824      21,962

Other income (expense):
  Interest income                     4           6          13          21
  Interest expense                 (231)       (395)       (659)     (1,277)
  Foreign currency gain
   (loss)                         1,605      (3,661)      1,775      (2,193)
  Other                              70          73         672         245
                             ----------  ----------  ----------  ----------
    Total other income
     (expense)                    1,448      (3,977)      1,801      (3,204)

Income before income taxes       13,841       5,590      31,625      18,758
Income tax expense                5,179       1,864      12,078       7,087
                             ----------  ----------  ----------  ----------
Net income                   $    8,662  $    3,726  $   19,547  $   11,671
                             ==========  ==========  ==========  ==========

Earnings per share:
  Basic                      $     0.48  $     0.20  $     1.07  $     0.64
  Diluted                    $     0.47  $     0.20  $     1.07  $     0.64

Shares used in earnings per
 share calculation:
  Basic                          18,236      18,202      18,228      18,194
  Diluted                        18,270      18,227      18,262      18,219

Dividends paid per share     $     0.18  $     0.18  $     0.54  $     0.54
                             ==========  ==========  ==========  ==========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                               September 30,   December 31,
                                                    2012           2011
                                               -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                    $       5,524  $       4,289
  Receivables, net                                    34,167         29,818
  Prepaid expenses and other current assets            2,646          2,185
  Income tax receivable                                    -            181
  Deferred income taxes                                1,108            964
                                               -------------  -------------
    Total current assets                              43,445         37,437

Property and equipment, net                          110,758         99,975
Restricted cash                                        4,111          4,115
Intangible assets, net                                41,594         39,238
Goodwill                                              23,355         21,200
Other assets                                             467            623
                                               -------------  -------------
Total assets                                   $     223,730  $     202,588
                                               =============  =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             $       5,574  $       4,669
  Deferred revenue                                     3,867          3,574
  Accrued liabilities                                  7,205         10,569
  Accrued salaries and benefits                        6,546          5,382
  Income tax payable                                   2,025          1,510
  Current portion of closure and post-closure
   obligations                                         3,167          2,890
  Current portion of long-term debt                    2,301             71
                                               -------------  -------------
    Total current liabilities                         30,685         28,665

Long-term closure and post-closure obligations        15,640         14,448
Reducing revolving line of credit                     47,200         40,500
Other long-term liabilities                              125            150
Unrecognized tax benefits                                464            454
Deferred income taxes                                 18,064         18,208
                                               -------------  -------------
  Total liabilities                                  112,178        102,425

Contingencies and commitments

Stockholders' Equity
  Common stock                                           183            183
  Additional paid-in capital                          62,696         62,455
  Retained earnings                                   48,894         39,197
  Treasury stock                                      (1,183)        (1,555)
  Accumulated other comprehensive income
   (loss)                                                962           (117)
                                               -------------  -------------
    Total stockholders' equity                       111,552        100,163
                                               -------------  -------------
Total liabilities and stockholders' equity     $     223,730  $     202,588
                                               =============  =============

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                    Nine Months Ended
                                                       September 30,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------
Cash Flows From Operating Activities:
  Net income                                   $      19,547  $      11,671
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization of property
     and equipment                                    10,222          9,911
    Amortization of intangible assets                  1,096          1,076
    Accretion of closure and post-closure
     obligations                                       1,018            970
    Unrealized foreign currency gain                  (2,034)         2,217
    Deferred income taxes                               (785)          (904)
    Stock-based compensation expense                     564            623
    Unrecognized tax benefits                             10            429
    Net (gain) loss on sale of property and
     equipment                                           (34)            99
    Changes in assets and liabilities (net of
     effect of business acquisition):
      Receivables, net                                (1,994)         4,585
      Income tax receivable                              187            (31)
      Other assets                                      (213)            80
      Accounts payable and accrued liabilities        (3,485)         2,392
      Deferred revenue                                  (112)           516
      Accrued salaries and benefits                      875            483
      Income tax payable                                 515         (1,646)
      Closure and post-closure obligations              (544)          (437)
                                               -------------  -------------
        Net cash provided by operating
         activities                                   24,833         32,034

Cash Flows From Investing Activities:
  Purchases of property and equipment                (12,433)        (7,493)
  Business acquisition, net of cash acquired         (10,743)             -
  Proceeds from sale of property and equipment           465             57
  Restricted cash                                          5              -
                                               -------------  -------------
        Net cash used in investing activities        (22,706)        (7,436)

Cash Flows From Financing Activities:
  Proceeds from reducing revolving line of
   credit                                             26,000         14,400
  Payments on reducing revolving line of
   credit                                            (17,000)       (29,400)
  Dividends paid                                      (9,850)        (9,832)
  Other                                                 (259)            91
                                               -------------  -------------
        Net cash provided by (used in)
         financing activities                         (1,109)       (24,741)

Effect of foreign exchange rate changes on
 cash                                                    217           (140)

Increase (decrease) in cash and cash
 equivalents                                           1,235           (283)

Cash and cash equivalents at beginning of
 period                                                4,289          6,342
                                               -------------  -------------

Cash and cash equivalents at end of period     $       5,524  $       6,059
                                               =============  =============

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, shareholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and Adjusted EBITDA for the three and nine months ended September 30, 2012 and 2011:

                               Three Months Ended       Nine Months Ended
(in thousands)                    September 30,           September 30,
                             ----------------------  ----------------------
                                2012        2011        2012        2011
                             ----------  ----------  ----------  ----------

Net Income                   $    8,662  $    3,726  $   19,547  $   11,671
  Income tax expense              5,179       1,864      12,078       7,087
  Interest expense                  231         395         659       1,277
  Interest income                    (4)         (6)        (13)        (21)
  Foreign currency
   (gain)/loss                   (1,605)      3,661      (1,775)      2,193
  Other income                      (70)        (73)       (672)       (245)
  Depreciation and
   amortization of plant and
   equipment                      3,428       3,604      10,222       9,911
  Amortization of
   intangibles                      372         358       1,096       1,076
  Stock-based compensation          181         210         564         623
  Accretion of closure &
   post-closure liabilities         348         323       1,018         970
                             ----------  ----------  ----------  ----------
Adjusted EBITDA              $   16,722  $   14,062  $   42,724  $   34,542
                             ==========  ==========  ==========  ==========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share
The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development cost divided by the diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in CAD requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/USD currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. Business development costs in 2012 are primarily for the acquisition of Dynecol, Inc. which closed on May 31, 2012 and other business development and strategic planning activities. Business development costs in 2011 primarily relate to the acquisition of Stablex on October 31, 2010. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2012 and 2011:

(in thousands,
 except per       Three Months Ended September  Nine Months Ended September
 share data)                  30,                           30,
                 ----------------------------- -----------------------------
                      2012           2011           2012           2011
                 -------------- -------------- -------------- --------------

                            per            per            per            per
                          share          share          share          share
Net income /
 earnings per
 diluted share   $ 8,662 $ 0.47 $ 3,726 $ 0.20 $19,547 $ 1.07 $11,671 $ 0.64

Business
 development
 costs, net of
 tax                 290   0.02      13   0.00     483   0.03     192   0.01
Non-cash foreign
 currency
 (gain)/loss,
 net of tax       (1,040) (0.05)  2,350   0.13  (1,141) (0.06)  1,387   0.08
                 ------- ------ ------- ------ ------- ------ ------- ------

Adjusted net
 income /
 adjusted
 earnings per
 diluted share   $ 7,912 $ 0.44 $ 6,089 $ 0.33 $18,889 $ 1.04 $13,250 $ 0.73
                 ======= ====== ======= ====== ======= ====== ======= ======

Shares used in
 earnings per
 diluted share
 calculation      18,270         18,227         18,262         18,219
                 =======        =======        =======        =======

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com